Exhibit 15.1

High Times Closes Acquisitions on Two NorCal Dispensaries

Acquisitions includes renowned Synergy and 530 Cannabis

LOS ANGELES — August 26, 2020 — Hightimes Holding Corp., the owner of High Times®, the most well-known brand in cannabis, announced today that it has completed the acquisition of two Northern California cannabis dispensaries, including the market leader Synergy.

Both stores will retain the existing employees and continue operating the two active dispensaries. The stores, which also operate a multi-region delivery business, will be rebranded as High TimesTM properties in the near future.

The two stores will also increase the reach of Hightimes’s upcoming delivery service, which is expected to launch in Northern and Southern California later this month. The company encourages potential consumers to sign up for updates at hightimes.com/getweed.

Peter Horvath, Chief Executive Officer of Hightimes, stated, “As we continue to develop an impressive presence in the world’s largest cannabis market, these two strong additions to our portfolio greatly increase both our reach and revenue within the Northern California territory. We are looking forward to including the Synergy and 530 teams and merging their long-standing relationships with and in their communities into the High Times team. We know they will serve as a great example for our stores and brand building as we continue to flesh out our model, and develop the 2.0 cannabis consumer experience.”

About High Times:

For more than 45 years, High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summit, while providing digital TV and social networks, globally distributed merchandise, international licensing deals and providing content for its millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality. For more information on High Times visit http://www.hightimes.com.

About Synergy:

J@G Enterprises, Inc., dba Synergy, is the FIRST cannabis retailer in Redding, CA. Licensed by both the city of Redding and the State of California, our mission is to provide medical and adult cannabis users a one-of-a-kind concierge cannabis experience. Located in an upscale, professional area of Redding, our retail facility at 345 Hemsted Drive is in the center of the city and easily accessible from the I-5 and Cypress exit. The retail entrance is off the rear of the building making access simple and discrete. The goal of our beautiful facility is to provide a concierge cannabis experience every time you shop with us!

About 530 Cannabis:

At 530 Cannabis, our goal is to provide high-grade cannabis at an affordable cost in a professional, safe environment, along with up to date industry and legal information. Providing both medical and retail sales, we are here to serve all your consumption needs in a safe, controlled way.

Forward Looking Statements

This press release contains information about Hightimes Holding Corp.’s view of its future expectations, plans and prospects that constitute forward-looking statements. In addition, consumption of the transactions contemplated with Harvest Health or any other dispensaries remain subject to certain closing conditions, including the receipt of certain regulatory and third-party consents. The parties are aiming to close the Harvest Health acquisitions no later than June 30,2020, subject to the parties’ mutual agreement to extend the closing date.

Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, among other things. For further information about Hightimes, Hightimes encourages you to review its filings with the Securities and Exchange Commission, including its Form 1-A Offering Circular dated July 27, 2018, its Offering Circular supplement dated May 31, 2019, and all subsequent filings, including its Current Reports on Form 1-U, dated August 26, 2020.

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